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                                                                     EXHIBIT 3.3


                                    AMENDED
                          CERTIFICATE OF DESIGNATION

                                      OF

                              SERIES C PERPETUAL
                          CONVERTIBLE PREFERRED STOCK

                                      OF

                             METRIS COMPANIES INC.


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


     Metris Companies Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series C Perpetual Convertible Preferred Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount.
                 ----------------------

     The shares of such series shall be designated as the "Series C Perpetual Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting such series shall be 2,000,000 shares of Series C Preferred Stock. Section 10 below contains the definitions of certain defined terms used herein.

     Section 2.  Dividends and Distributions.
                 ---------------------------

          (a) The holders of shares of Series C Preferred Stock, in preference to the holders of shares of the Series A Junior Participating Preferred Stock, Common Stock, Non-Voting Stock and of any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to payment of dividends, shall be entitled to receive on the last day of each calendar quarter, cumulative dividends on the Series C Preferred Stock accruing on a daily basis
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(computed on the basis of a 360-day year of twelve 30-day months) at the rate per annum equal to the Dividend Rate (as defined herein) per share of Series C Preferred Stock calculated as a percentage of $372.50, compounded quarterly, from and including December 9, 1998 until the redemption or conversion of the Series C Preferred Stock. Such dividends shall be paid in kind as herein provided, except as otherwise provided in this Section 1(a) or in Sections 5 and 7 hereof, and will be paid whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series C Preferred Stock shall be paid in additional shares of Series C Preferred Stock valued at $372.50 per share; provided that with respect to periods following a Change in Control Triggering Event, dividends shall be paid quarterly in cash. For purposes hereof, except as otherwise provided in Section 5(b) or 5(c), the "Dividend Rate" shall mean (i) 9% per annum from the date of initial issuance of the Series C Preferred Stock until the occurrence of a Change in Control Triggering Event or December 9, 2008, (ii) 11 1/2% following a Change in Control Triggering Event and prior to December 9, 2008, and (iii) 15% per annum from and after December 9, 2008, regardless of whether a Change in Control Triggering Event has occurred. Notwithstanding the foregoing, if the Board of Directors determines in good faith for legal, tax or regulatory reasons or other good reason that it is inappropriate or inadvisable to pay one or more dividends in kind as described above, the Board of Directors of the Corporation, by a vote of 80% of the members of the Board of Directors (which 80% must include a majority of the directors elected by the holders of Series C Preferred Stock, if there are any such directors so elected), may determine to pay such dividend in cash, debt securities, convertible securities or other securities or property of the Corporation or any combination thereof so long as, in the reasonable opinion of the Board of Directors, such dividends, at the time of declaration, shall be substantially economically equivalent to the in kind dividend that would have been declared; provided, however, that if there are no directors elected or designated by the holders of Series C Preferred Stock, no such determination to pay dividends other than in kind shall be permitted without the affirmative consent of the holders of a majority of the Series C Preferred Stock then outstanding. In making such determination, the Board may rely upon the advice or report of independent legal and financial advisors or other experts.

          (b) In case the Corporation or any Subsidiary of the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin off) on the Common Stock or Non-Voting Stock, other than any dividend or distribution of shares of Common Stock or Non-Voting Stock covered by paragraph (b)(i) of
Section 8 hereof and other than a redemption of rights to purchase Series A Junior Participating Preferred Stock for a redemption amount not greater than $.01 per right attached to each share of Common Stock, then, and in each such case (a "Triggering Distribution"), the holders of shares of Series C Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series C Preferred Stock held, in addition to the dividends payable under paragraph (a) of this Section 2, the same dividend or distribution received by a holder of the number of shares of Common Stock or Non-Voting Stock into which such share of Series C Preferred Stock is

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convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series C Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock or Non-Voting Stock and shall be in addition to any dividends payable under paragraph (a) of this Section 2.

          (c)   Notwithstanding the provisions of paragraph (a) and paragraph
(b) of this Section 2 or any other applicable provisions hereof, the holders of the shares of Series C Preferred Stock shall not be entitled to receive from the Corporation dividends on the Series C Preferred Stock, other than pay-in-kind dividends pursuant to paragraph (a) of Section 2 or the last sentence of this paragraph (c) or dividends paid in Common Stock or Non-Voting Stock or dividends declared and paid only out of the net earnings in respect of the year of such declaration; provided, however, that this paragraph (c) shall not apply at any time following the payment in full of the Corporation's 10% Senior Notes due 2004 and the Corporation's Senior Notes due 2006, issued in July, 1999. If the holders of the shares of Series C Preferred Stock will not receive cash dividends on the Series C Preferred Stock pursuant to paragraph (b) of this
Section 2, cash dividends shall not be declared and paid on the Common Stock except to the extent that cash dividends can also be declared and paid on the Series C Preferred Stock in accordance with such paragraph (b). If cash dividends payable pursuant to paragraph (a) of this Section 2 following a Change in Control Triggering Event are not paid in cash by reason of the provisions of this paragraph (c), then such dividends shall be paid in additional shares of Series C Preferred Stock valued at $372.50 per share.

     Section 3. Voting Rights.
                -------------

     In addition to any voting rights provided elsewhere herein, and any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

          (a) So long as the Series C Preferred Stock is outstanding, each share of Series C Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the capital stock of the Corporation into which such share of Series C Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation, except that with respect to the election of directors of the Corporation, holders of the Series C Preferred Stock shall have only those voting rights specified in paragraphs (c) and (d) hereof. With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Corporation into which such share of Series C Preferred Stock is convertible on the record date for such vote or, if no such record date is established, on the date any written consent of stockholders is solicited; provided, however, that if such vote relates to a Change in Control, the liquidation, dissolution or winding up of the Corporation or any other matter which, if approved would entitle the holder thereof to receive on an accelerated basis any additional shares of Series C Preferred Stock, then the number of votes such holder shall be entitled to cast shall be the number of votes equal to the number of votes which could be cast in such vote by a holder of shares of capital stock of the

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Corporation into which such share of Series C Preferred Stock (and any Series C
Preferred Stock that would be so received on an accelerated basis) would be convertible (or, in the event of a Change in Control or liquidation, dissolution or winding up, the number of shares of Common Stock that would be used to determine the Liquidation Preference pursuant to clause (i)(A) of the definition thereof if such Change in Control or liquidation, dissolution or winding up were to occur).

          (b) So long as any shares of Series C Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the Requisite Holders (as defined below), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not: (i) authorize, create or issue any class or series, or any shares of any class or series, of stock having any preference or priority as to voting, dividends or upon redemption, liquidation, dissolution, or winding up over the Series C Preferred Stock ("Senior Stock"); (ii) authorize, create or issue any class or series, or any shares of any class or series, of stock ranking on a parity as to voting, dividends or upon redemption, liquidation, dissolution or winding up with the Series C Preferred Stock ("Parity Stock"); (iii) reclassify any shares of stock of the Corporation into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) alter or change the rights, preferences or privileges of the Series C Preferred Stock; (vi) increase or decrease the authorized number of shares of Series C Preferred Stock or issue shares of Series C Preferred Stock other than to holders of Series C Preferred Stock pursuant to its terms; or (vii) amend or waive any provision of the Corporation's Certification of Incorporation or bylaws in a manner adverse in any material respect to the holders of Series C Preferred Stock; provided, however, that nothing herein shall prohibit the Company from distributing rights pursuant to the terms of that certain Rights Agreement, dated as of September 10, 1998 between the Company and Norwest Bank Minnesota, National Association, as Rights Agent, as such Agreement is in effect on the Closing Date of the Securities Purchase Agreement or pursuant to a similar rights plan approved by the Board of Directors of the Corporation. For purposes hereof, the "Requisite Holders" shall mean the holders of a majority of the then-outstanding shares of Series C Preferred Stock.

          (c) So long as the initial purchasers of Series C Preferred Stock or their Affiliates own at least 25% of the shares of Series C Preferred Stock purchased by them under the Securities Purchase Agreement or shares of Common Stock issued upon conversion thereof, then the size of the Company's Board of Directors shall be set at eleven (11) and the Requisite Holders shall be entitled to elect four (4) directors. So long as the initial purchasers of the Series C Preferred Stock or their Affiliates own less than 25% of the shares but at least 10% of the shares of Series C Preferred Stock purchased by them under the Securities Purchase Agreement or the shares of Common Stock issuable upon conversion thereof, then the Requisite Holders shall be entitled to elect one
(1) director. At such time as the initial purchasers of the Series C Preferred Stock or their Affiliates own less than 10% of the shares of Series C Preferred Stock purchased by them under the Securities Purchase Agreement or the shares of Common Stock issuable upon conversion thereof, then the right of the Requisite Holders to elect directors under this Section 3(c) shall terminate, except as provided below. So long as it shall own any shares of Series C Preferred Stock or any shares of Common Stock issued upon conversion thereof, and the holders of Preferred Shares shall be entitled to elect at least four directors, Thomas H. Lee Equity Fund IV, L.P. ("Fund IV") shall have the right to appoint one (1) of the four directors. If Fund IV does not exercise such right, the Requisite Holders shall be entitled to elect all four directors. In the event that within 90 days of the Exchange Date (as defined in the certain Securities Purchase Agreement), the initial purchasers thereunder sell or transfer Series C Preferred Stock with an original aggregate Conversion Value equal to or greater than $25 million to an unaffiliated person or group, then such original purchasers and such unaffiliated person or group shall be treated as though they were the original purchasers under the Securities Purchase Agreement of that number of shares of Series C Preferred Stock owned by them immediately following such sale and, if consented to by the Requisite Holders at the time of such transfer, for so long as such person or group owns Series C Preferred Stock with an aggregate Conversion Value equal to or greater than $10 million then such person or group shall be entitled to designate one of the directors elected by the Series C Preferred Stock during any period the Series C Preferred Stock is entitled to elect four or more directors. In the event of a default under the Corporation's principal credit facility or any other instrument or instruments governing more than $20,000,000 of indebtedness of the Corporation or its Subsidiaries, which default, with the passage of time or the delivery of notice, or both, entitles the holders of such indebtedness to accelerate the maturity of such indebtedness and which default is not cured or waived within sixty (60) days (a "Material Default"), the Requisite Holders shall be entitled to elect up to a majority of the Corporation's Board of Directors for as long as such Material Default remains uncured or waived and for a period of six months thereafter; provided, however, that from and after the second Material Default the Requisite Holders shall be entitled to elect up to a majority of the Corporation's Board of Directors notwithstanding any cure or waiver. The Corporation shall provide the holders of Series C Preferred Stock with prompt notice of the Corporation becoming aware of any default which, after the passage of time or the delivery of notice or both, could become a Material Default. In the event of a Material Default, the Corporation shall take whatever actions are necessary in order to allow the Requisite Holders to elect, as promptly as practicable, a majority of the Board of Directors as contemplated hereby.

          (d) Notwithstanding anything to the contrary contained herein, in no event shall the Series C Preferred Stock permit a holder or holders thereof to vote as part of a single class with the shares of capital stock into which the Series C Preferred Stock is convertible to the extent that such voting right would cause such holder or holders, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act to which such holder belongs, to vote more than the Maximum Percentage of the shares entitled to vote on such matter. In addition, notwithstanding anything to the contrary set forth herein, in the event holders of Series C Preferred Stock convert such shares into Common Stock, and hold such Common Stock at a time when they also have a right to elect directors, voting as a separate class, then the number of directors which they may elect as a class

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shall be reduced to that number which, when added to the Cumulative Number of
Directors (as herein defined) is less than half of the total number of Directors. The Cumulative Number of Directors shall mean that number of Directors, rounded up to the nearest whole number, equal to the number of directors subject to election by the holders of Common Stock (after giving effect to any increase required by the immediately preceding sentence) multiplied by a fraction, the numerator of which is the sum of all shares of Common Stock held by holders of Series C Preferred Stock as of the date of determination and, without duplication, the Reserved Shares and the denominator of which is the sum of all outstanding shares of Common Stock as of the date of determination and, without duplication, the Reserved Shares. "Reserved Shares" shall mean that number of shares of Common Stock reserved as of September 25, 1998 by the Corporation for issuance with respect to options to purchase shares of Common Stock from the Corporation, subject to appropriate adjustment for stock splits, stock dividends and other events giving rise to adjustment of shares subject to such options.

          (e) Except as provided in this Amended Certificate of Designation of Series C Preferred Stock (including, without limitation, the right to vote with the Common Stock on all matters submitted to a vote of stockholders of the Corporation as set forth in paragraphs (a) and (b) of this Section 3, subject to the limitation contained in this paragraph (e)) or as required by law, the holders of shares of Series C Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

     Section 4. Certain Restrictions.
                --------------------

          (a) Whenever the Corporation shall have not redeemed the shares of Series C Preferred Stock within five (5) Business Days of the date such redemption is required by Section 5 (a "Redemption Default"), thereafter and until all redemption payments shall have been made or all necessary funds shall have been Set Apart for Payment, and at all times following a Change in Control Triggering Event, if and so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of Common Stock or Non-Voting Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, other than dividends or distribution payable in Junior Stock; (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series C Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with the Series C Preferred Stock); or (D) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, other than purchases ratably among all holders of the Series C Preferred Stock.

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          (b)   The Corporation shall not permit any Subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Redemption.
                ----------

          (a) Except as provided in this Section 5(a), the Corporation shall have no right to redeem any shares of Series C Preferred Stock. If at any time after December 31, 2001, both (i) the average Trading Price per share of Common Stock equals or exceeds $64.00 (appropriately adjusted to reflect the occurrence of any event described in subparagraph (i) of paragraph (b) of Section 8) for the twenty Trading Days immediately preceding the date of determination and (ii) the Corporation's unsecured debt securities shall have ratings equal to or better than Baa3 from Moody's Investor Services and BBB- from Standard & Poor's Corporation, then during such time as the criteria set forth as clauses (i) and
(ii) shall continue to be met, the Corporation shall have the right, at its sole option and election, to redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock by paying therefor in cash 103% of (x) $372.50 per share, plus (y) all Accrued Dividends thereon to the date of redemption. In addition, from and after December 9, 2008, the Corporation shall have the right, at its sole option and election, to redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock by paying therefor in cash (x) $372.50 per share, plus (y) all Accrued Dividends thereon to the date of redemption. Notwithstanding the foregoing requirement that any such redemption shall be for all, but not less than all, shares of Series C Preferred Stock, if any such redemption of less than all of the outstanding shares of Series C Preferred Stock would not result in the Redemption Price being treated as a dividend (as opposed to a capital transaction) by the holders of Series C Preferred Stock, then the Corporation shall have the right to make such a redemption of less than all of the outstanding shares of Series C Preferred Stock pro rata from each of the holders thereof. Notwithstanding the provisions of this Section 5(a), the Corporation shall have no right to redeem the shares of Preferred Stock pursuant to this Section 5(a) until the Corporation shall have reserved from its authorized and unissued Common Stock and Non-Voting Stock such number of shares of Common Stock and Non-Voting Stock as shall be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock into Common Stock or Non-Voting Stock, as the case may be.

          (b) In the event there occurs a Change in Control, the Corporation shall have the right to offer to purchase from each holder all, but not less than all, of the Series C Preferred Stock held by such holder for an amount equal to 101% of the Liquidation Preference by delivery of a notice of such offer (a "Change in Control Redemption Offer") within five days of the Change in Control. In the event the Corporation makes a Change in Control Redemption Offer, each holder of Series C Preferred Stock shall have the right (but not the obligation) to require the Corporation to purchase all, but not less than all, of the Series C Preferred Stock held by such holder for an amount equal to 101% of the Liquidation Preference. In the event there occurs a Change in Control and the Corporation does not make a Change in Control Redemption Offer in

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accordance with this paragraph (a "Change in Control Triggering Event"), then effective as of the date of such Change in Control:

               (i) Each holder of Series C Preferred Stock shall be entitled to receive a distribution of additional shares of Series C Preferred Stock such that the total number of shares of Series C Preferred Stock held by such holder as of the date of the Change in Control shall equal the Liquidation Preference divided by $372.50;

               (ii) Without the consent of the holders of a majority of the outstanding shares of the Series C Preferred Stock, the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Corporation and its Subsidiaries will not issue any Disqualified Stock, and the Corporation will not permit any of its Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation and its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or the Corporation's Subsidiaries may issue shares of preferred stock if the Consolidated Leverage Ratio of the Corporation, calculated on a pro forma basis after giving effect to the incurrence of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued and the application of the proceeds therefrom, would have been less than 2 to 1. Notwithstanding this subparagraph
(ii), the Corporation may incur the following Indebtedness (collectively, "Permitted Debt"):

          A. Indebtedness of the Corporation under the Credit Agreement and Guaranties thereof by the Corporations's Subsidiaries in an aggregate amount not to exceed $300 million at any time outstanding;

          B. Indebtedness of the Corporation and its Subsidiaries existing on December 9, 1998;

          C. Indebtedness of any Subsidiary of the Corporation represented by a guaranty of Indebtedness of the Corporation which constitutes Permitted Debt;

          D. Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew or replace, any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under this subparagraph (ii);

          E. Intercompany Indebtedness of the Subsidiary of the Corporation owing to the Corporation; provided, however, that any sale or other transfer of any such Indebtedness to a person that is not the Corporation shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Subsidiary that was not permitted by this clause (E);

          F. The issuance by a Subsidiary of the Corporation of preferred stock to the Corporation; provided, however, that any subsequent transfer of such preferred stock to a person other than the Corporation shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (F).

          G. Hedging Obligations that are incurred in the ordinary course of business;

          H. Capital Lease Obligations and/or Purchase Money Indebtedness of the Corporation or a Subsidiary of the Corporation incurred in the ordinary course of business not to exceed $30.0 million at any time outstanding;

          I. The guarantee by the Corporation or any of its Subsidiaries of Indebtedness of the Corporation or a Subsidiary of the Corporation that was permitted to be incurred by another provision of this clause (I);

          J. Additional Indebtedness of the Corporation and its Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (J), not to exceed $10.0 million at any time outstanding.

     Notwithstanding anything in this subparagraph (ii) to the contrary, consummation of a Securitization shall not be deemed to be the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by the Corporation or a Subsidiary of the Corporation. For purposes of determining compliance with this subparagraph (ii), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (A) through (J) above or is entitled to be incurred pursuant to the first paragraph of this subparagraph (ii), the Corporation shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this subparagraph (ii) and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

               (iii) Without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, (i) the Corporation shall not permit the Leverage Ratio at any time to exceed 6 to 1; and (ii) the Corporation shall not permit the amount of Unsecured Indebtedness of the Corporation and its subsidiaries to exceed $25,000,000 in the aggregate at any time outstanding.

          If the Corporation shall fail to comply with any one or more of the provisions of this paragraph 5(b) or, following a Change in Control Triggering Event, the provisions of paragraph 2(a) requiring the payment of a cash dividend or the provisions of Section 4, then in any such event, (i) the Dividend Rate shall be increased by 2% per annum above the Dividend Rate which otherwise would be in effect and (ii) at any time following the 91st day after the maturity or payment in full of the Corporation's 10% Senior Notes due 2004 issued pursuant to the Indenture, the holders of a majority of the shares of Series C Preferred Stock shall be entitled to require the Corporation to redeem all outstanding shares of Series C Preferred Stock for an amount equal to 101% of the Liquidation Preference.

          (c) (i) Notice of any redemption of shares of Series C Preferred Stock pursuant to paragraph (a) of this Section 5 shall be mailed at least thirty, but no more than sixty, days prior to the date fixed for redemption to each holder of shares of Series C Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. No redemption of shares of Series C Preferred Stock pursuant to paragraph (c) of this Section 5 shall take place unless such notice shall have been mailed in accordance with this subparagraph (c)(i). In order to facilitate the redemption of shares of Series C Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series C Preferred Stock to be redeemed, not more than sixty days nor less than thirty days prior to the date fixed for such redemption.

               (ii) Within 20 Business Days of an event giving a holder of shares of Series C Preferred Stock the right, pursuant to paragraph (b) of this
Section 5, to require the Corporation to redeem any of such shares, the Corporation shall give notice by mail to each holder of Series C Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, of such event, which notice shall set forth each holder's right to require the Corporation to redeem any or all shares of Series C Preferred Stock held by it which are eligible for redemption pursuant to the terms of paragraph
(b) the redemption date (which date shall be thirty (30) Business Days following the date of such mailed notice), and the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a record holder of shares of Series C Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series C Preferred Stock pursuant to paragraph (b) of this Section 5, such holder shall deliver within twenty Business Days of the mailing to it of the Corporation's notice described in this subparagraph (ii), a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to paragraph (b) of this
Section 5. The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the date fixed for redemption, which will be no later than thirty Business Days following receipt by the Corporation of a holder's election to redeem the shares of Series C Preferred Stock. Failure of the Corporation to give any notice required by this subparagraph (ii), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series C Preferred Stock to cause the Corporation to redeem any such shares held by them and, in the event of any such failure or immediately after there has arisen a right on the part of the holders of Series C Preferred Stock to compel redemption under Section 5(b) following a Change in Control Triggering Event, the holders of a majority of the shares of Series C Preferred Stock outstanding shall be entitled to exercise their right to cause the Corporation to redeem all such shares held by delivery of written notice to such effect by such holders to the Corporation and such shares shall be redeemed upon receipt of such notice by the Corporation. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 5(c)(ii) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

               (iii) The Corporation shall publish the fact that it is redeeming, or offering to redeem, shares of Series C Preferred Stock through a nationally prominent newswire service on the date of mailing any notice of redemption or right of redemption. At any time after a notice of redemption shall have been mailed and before such date of redemption the Corporation may deposit for the benefit of the holders of the Series C Preferred Stock called for redemption the funds necessary for such redemption with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000. Any interest allowed on moneys so deposited shall be paid to the Corporation. Upon the deposit of such funds or, if no such deposit is made, upon the date fixed for redemption (unless the Corporation shall default in making payment of the appropriate redemption amount), whether or not certificates for shares so called for redemption have been surrendered for cancellation, the shares of Series C Preferred Stock to be redeemed shall be deemed to be no longer outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the amount payable upon redemption, but without interest, and, up to the close of business on the date immediately preceding the date fixed for such redemption, the right to convert such shares pursuant to Section 8 hereof. Such deposit in trust shall be irrevocable except that any funds deposited by the Corporation which shall not be required for the redemption for which they were deposited because of the exercise of conversion rights shall be returned to the Corporation forthwith, and any funds deposited by the Corporation which are unclaimed at the end of one year from the date fixed for such redemption shall be paid over to the Corporation upon its request, and upon such repayment the holders of the shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the appropriate amount. Any such unclaimed amounts paid over to the Corporation shall, for a period of six years from the date fixed for such redemption, be set apart and held by the corporation in trust for the benefit of the holders of such shares of Series C Preferred Stock, but no such holder shall be entitled to interest thereon. At the expiration of such six-year period, all right, title, interest and claim of such holders in or to such unclaimed amounts shall be extinguished, terminated and discharged, and such unclaimed amounts shall become part of the general funds of the Corporation free of any claim of such holders. If the Corporation shall have not redeemed the shares of Series C Preferred Stock within five Business Days of the date such redemption is required by this Section 5, all redemption payments that are past due shall accrue interest at an annual rate of fifteen percent (15%), compounded quarterly.

     Section 6. Reacquired Shares.
                -----------------

     Any shares of Series C Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $.01 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on authorizing, or creating or issuing any class or series, or any shares of any class or series, set forth in paragraph (b) of
Section 3.

     Section 7. Liquidation, Dissolution or Winding Up.
                --------------------------------------

     If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless prior thereto, the holders of shares of Series C Preferred Stock shall have received in cash the Liquidation Preference, or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series C Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation. For the purposes of this Section 7, the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with or into one or more other corporations shall not be deemed to be a liquidation, winding-up or dissolution of the Corporation.

     Section 8. Conversion.
                ----------

     Each share of Series C Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock or, if applicable, Non-Voting Stock at any time, whether or not the Corporation has given notice of redemption
under Section 5, on the terms and conditions set forth in this Section 8.   In
addition, if at any time after December 9, 2005, the Trading Price per share of Common Stock equals or exceeds $64.00 (appropriately adjusted to reflect the occurrence of any event described in subparagraph (ii) of paragraph (b) of
Section 8) for at least twenty (20) consecutive Trading Days, then all shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock (and rights to acquire shares of Series A Junior Participating Preferred Stock on a basis no less favorable than that which applies to any other shares of Common Stock) or, if applicable, Non-Voting Stock on the terms and conditions as set forth in this Section 8.

          (a) Subject to paragraph (h) below and to the provisions for adjustment hereinafter set forth, each share of Series C Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate by the number of shares of Series C Preferred Stock being converted. The Applicable Conversion Rate shall be the quotient obtained by dividing the Conversion Value on the date of conversion by the applicable Conversion Price.

          (b) The Conversion Price shall be subject to adjustment from time to time as follows:

                (i) In case the Corporation shall at any time or from time to time after the original issuance of the Series C Preferred Stock declare a dividend, or make a distribution, on the outstanding shares of Common Stock in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

                (ii) In case the Corporation shall issue shares of Common Stock (or options, rights or warrants or other securities convertible into or exchangeable for shares of

Common Stock) at a price per share (or having an exercise or conversion price per share) less than the Conversion Price as of the date of issuance of such shares (or of such options, rights, warrants or other convertible securities), other than (x) in a transaction to which paragraph (b) of Section 2 or subparagraph (i) of this paragraph (b) is applicable, (y) pursuant to any employee benefit plan or program of the Corporation approved by the Requisite Holders, or (z) pursuant to the exercise of the options, warrants or other convertible securities set forth on Schedule 3.02 to the Securities Purchase Agreement (the issuances under clauses (x), (y) and (z) being referred to as "Excluded Issuances"), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be lowered so as to be equal to an amount determined by dividing the aggregate consideration received by the Corporation in connection with such issuance by the total number of shares of Common Stock so issued (or into which the options, rights, warrants or other convertible securities may convert). For purposes of this subparagraph, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of options, rights, warrants or other convertible securities shall be deemed to be equal to the sum of the gross offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such options, rights, warrants or other convertible securities into shares of Common Stock, less any original issue discount, premiums and other similar incentives which have the effect of reducing the effective price per share. Such adjustment shall become effective immediately after the date of such issuance for purposes of this clause (ii).

               (iii) In addition to the foregoing adjustments in subsections (i) and (ii) above, the Corporation will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

               (iv) In any case in which this Section 8 shall require that an adjustment (including by reason of the last sentence of subsection (i) above) be made immediately following a record date, the Corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any share of Series C Preferred Stock converted after such record date and on and before such adjustment shall have become effective (i) defer paying any cash payment pursuant to Section 8(f) hereof or issuing to the holder of such shares of Series C Preferred Stock the number of shares of Common Stock and other capital stock of the Corporation (or other assets or securities) issuable upon such conversion in excess of the number of shares of Common Stock and other capital stock of the Corporation issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (ii) not later than five Business Days after such adjustment shall have become effective, pay to such holder the appropriate cash payment pursuant to Section 8(f) hereof and issue to such holder the additional shares of Common Stock and other capital stock of the Corporation issuable on such conversion.

               (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 0.1% of the Conversion Price; provided, that any adjustments which by reason of this subsection (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (c) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph (b) (i) of this Section 8), or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series C Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this
Section 8 with respect to rights and interests thereafter of the holders of shares of Series C Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series C Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as defined in Section 10) thereof shall assume, by written instrument mailed to each record holder of shares of Series C Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash and such securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this paragraph (c) shall limit the rights of holders of the Series C Preferred Stock to convert the Series C Preferred Stock in connection with the Transaction or to exercise their rights to require the redemption of the Series C Preferred Stock under Section 5(b).

          (d) The holder of any shares of Series C Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series C Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8. The Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and any declared but unpaid dividends in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

          (e) Shares of Series C Preferred Stock may be converted at any time and, if subject to mandatory redemption, up to the close of business on the last Business Day immediately preceding the date fixed for such mandatory redemption of such shares.

          (f) In connection with the conversion of any shares of Series C Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series C Preferred Stock are deemed to have been converted.

          (g) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the

Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series C Preferred Stock at the addresses of each as shown on the books of the Corporation of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transaction to which paragraph
(c) applies the Corporation shall give at lest 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock and of the Series C Preferred Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock or Series C Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, or participate in such dissolution, liquidation or winding up, as the case may be.

     (h) Notwithstanding any other provision contained in this Section (8) to the contrary, no shares of Series C Preferred Stock may be converted by a holder thereof into Common Stock unless, after giving effect to such conversion, such holder, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act to which such holder belongs, shall not beneficially own (determined pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, except that such holder and any such group shall be deemed to beneficially own all shares that such holder or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) a number of shares of Common Stock which represents greater than the Maximum Percentage of the voting power represented by the shares of the Corporation entitled to vote with the Common Stock at all meetings of the stockholders of the Corporation. In the event any shares of Series C Preferred Stock are at any time unable to be converted into shares of Common Stock pursuant to the restriction contained in this paragraph (h), then such shares of Series C Preferred Stock shall be convertible instead into that number of shares of Non-Voting Stock (as defined herein) as shall equal the number of shares of Common Stock that such Series C Preferred Stock would have been convertible if not for the restrictions contained in this paragraph (h).

     Section 9.  Reports as to Adjustments.
                 --------------------------

     Whenever the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible (or the number of votes to which each share of Series C Preferred Stock is entitled) is adjusted as provided in
Section 8 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series C Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

     Section 10.  Definitions.
                  -----------

     For the purposes of the Amended and Restated Certificate of Designation of Series C Perpetual Convertible Preferred Stock which embodies this resolution:

     "Accrued Dividends" to a particular date (the "Applicable Date") means (i) all dividends accrued but not paid on the Series C Preferred Stock pursuant to paragraph (a) of Section 2, whether or not declared, accrued to the Applicable Date, plus (ii) all dividends or distributions payable pursuant to paragraph (b) of Section 2 for which the Triggering Distribution was declared, ordered, paid or made on or prior to the Applicable Date.

     "Acquired Debt" means, with respect to any specified person, (i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person, and (ii) Indebtedness secured by a lien encumbering any asset acquired by such specified person.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

     "Approval Date" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

     "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Change in Control" shall mean any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation, or any of its Subsidiaries, or any employee benefit plan or related trust of the Corporation or any of its Subsidiaries or any Excluded Person or Excluded Group (an "Acquiring Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (b) during any period of 12 consecutive months after December 9, 1998, the individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the Requisite Holders of their right to elect directors) and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors of the Corporation, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the continued voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (c) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the
                                     --
then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger or consolidation; or

          (d) the Corporation ceases to own, directly or indirectly, one hundred percent (100%) of the capital stock of Direct Merchants Credit Card Bank, National Association; or

          (e) the sale or other disposition of all or substantially all the assets of the Corporation in one transaction or series of related transactions; or

          (f) the occurrence of a "Change of Control" as defined in that certain indenture (the "Indenture"), dated as of November 7, 1997, among Metris Companies Inc., as issuer, the guarantors named therein and The First National Bank of Chicago, as Trustee, but only if the Corporation is obligated to make an Offer to Purchase outstanding 10% Notes governed thereby, so long as such Indenture remains in effect; or

          (g) the occurrence of a "Change of Control," as defined in the Fingerhut Agreements (as defined in the Securities Purchase Agreement), which has not been waived, so long as such Fingerhut Agreements remain in effect;

provided that the occurrence of any event identified in subparagraphs (a) through (g) above that would otherwise be treated as a Change in Control shall not constitute a Change in Control hereunder if (i) the Board of Directors of the Corporation, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Series C Preferred Stock, by written consent, shall so determine.

     Notwithstanding the foregoing, no Change in Control shall be deemed to occur under paragraph (a) or (b) as a result of a sale by a holder of Series C Preferred Stock to an acquiring person that causes the Acquiring Person to own more than thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or permits the Acquiring Person to elect a majority of the Board of Directors which is not approved by the Incumbent Board.

     "Closing Price" per share of Common Stock on any date shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the Nasdaq National Market or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, as the case may be, or, if the Common Stock is listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors and reasonably acceptable to the Requisite Holders.

     "Consolidated Indebtedness" means, with respect to any person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such person and its Subsidiaries, plus (ii) the total amount of Indebtedness of any other person, to the extent that such Indebtedness has been Guaranteed by the referent person or one or more of its Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such person and all preferred stock of Subsidiaries of such person (other than, in the case of the Corporation, preferred stock of a Subsidiary of the Corporation held by the Corporation or a Guarantor), in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Leverage Ratio" means, with respect to any person, as of any date of determination, the ratio of (i) the Consolidated Indebtedness of such person as of such date excluding, however, all Hedging Obligations that constitute Permitted Debt to (ii) the Consolidated Net Worth of such person as of such date.

     "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of the Corporation and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP consistently applied, which consolidated stockholders' equity shall include the Series C Preferred Stock.

     "Consolidated Tangible Net Worth" shall mean, as at any date of determination, Consolidated Net Worth less (to the extent reflected in determining Consolidated Net Worth) the sum of (without duplication) (a) all write-ups subsequent to March 31, 1998 in the book value of any asset by the Corporation or any of its Subsidiaries, (b) all investments in persons that are not consolidated Subsidiaries and (c) all unamortized debt discount and expense (other than unamortized fees), unamortized deferred charges (except to the extent offset by deferred income), goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

     "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of June 30, 1998, among Metris Companies Inc., the Lenders named therein and certain agents and co-agents named therein, including the Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any Guaranty Agreements and security documents), in each case as such Agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, all or any portion of the Indebtedness under such Agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether in the form of a Revolving Credit Facility or a Term Loan Facility or any combination thereof.

     "Conversion Price" shall initially be $37.25 per share, as adjusted from time to time in accordance with Section 8.

     "Conversion Value" per share of Series C Preferred Stock shall be an amount equal to $372.50 plus all Accrued Dividends thereon to the date of conversion or redemption as the case may be, and the Premium Amount.

     "Cumulative Securitization Gains" shall mean cumulative gains on securitization transactions to the extent such gains exceed cumulative related fees, to the extent the foregoing are first reflected on a consolidated balance sheet of the Corporation and its Subsidiaries on or after March 31, 1998, as determined on a consolidated basis in conformity with GAAP consistently applied to the extent applicable.

     "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days commencing not more than 20 Trading Days before, and ending not later than, the earlier of the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the fair value of the Common Stock on such day, as reasonably determined in good faith by the Board of Directors of the Corporation, shall be used.

     "Designated Debt" shall mean, as at any date, all obligations of the Corporation and its consolidated Subsidiaries which are (or as of such date, should be) accounted for as indebtedness on a consolidated balance sheet of the Corporation in conformity with GAAP consistently applied whether such obligations are classified as long-term or short-term under GAAP consistently applied.

     "Disqualified Stock" means any Capital Stock that, either (A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2006 or (B) is designated by the Corporation (in a Board Resolution of the Corporation delivered to the Trustee) as Disqualified Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting securities of the Corporation "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons represents a majority of the voting securities "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

     "Excluded Person" means each of Thomas H. Lee Equity Fund IV, L.P. and any affiliate (as defined in the Exchange Act) of any of the foregoing.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 9, 1998 and consistently applied.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate or currency collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates, currencies and commodities in the ordinary course of business.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien (except liens on receivables and other assets (including spread accounts relating to a Securitization) incurred in connection with a Securitization) on any asset of such person (whether or not such indebtedness is assumed by such person and the value thereof being the lesser of the amount of such indebtedness so secured and the fair market value of such asset that has a lien placed upon it) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of any other person. Notwithstanding the foregoing, the term "Indebtedness" shall not include (i) obligations pursuant to representations, warranties, covenants and indemnities or payments to owners of beneficial interests in receivables, in each case in connection with a Securitization, (ii) deposit liabilities of any Subsidiary of the Corporation, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto or (iii) guarantees related to the fulfillment of the Corporation's obligations to bank card associations in the ordinary course of business. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Junior Stock" means any stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

     "Leverage Ratio" shall mean, at any time, the ratio of (a) Designated Debt of the Corporation at such time to (b) Consolidated Tangible Net Worth (excluding Cumulative Securitization Gains) at such time.

     "Liquidation Preference" shall mean an amount per share of Series C Preferred Stock equal to the greater of (i)(A) in the event of any liquidation or winding up of the Corporation, the amount the holders of the Series C Preferred Stock would have received had they converted into Common Stock immediately prior to such liquidation or winding up and, if such liquidation or winding up occurs prior to December 9, 2005, the amount such holders would have received had they received the additional dividends that would have been paid from the date of liquidation or winding up through December 9, 2005, and such additional shares were also converted into Common Stock immediately prior to such liquidation or winding up and (B) in the event of determination in connection with a Change in Control or other redemption of shares of Series C Preferred Stock, the value of the Series C Preferred Stock on an as converted basis, valued with respect to each share of Common Stock or Non-Voting Stock into which the Series C Preferred Stock is convertible at the Current Market Price or, in connection with a Change in Control, if greater, at the amount paid per share of Common Stock by the Acquiring Person in the Change in Control and, if such Change in Control or other redemption occurs prior to December 9, 2005, the value of the Common Stock as so determined that such holders would have received had they received the additional dividends that would have been paid from the date of such Change in Control or other redemption through December 9, 2005 and converted them into shares of Common Stock pursuant to Section 8 in connection with such Change in Control or other redemption, and (ii) the Conversion Value.

     "Maximum Percentage" shall mean (a) for a period ending on the later to occur of (i) December 31, 2000 or (ii) the date upon which all of the 10% Notes remain outstanding under the Indenture, 34.9% and (b) thereafter, 100%.

     "Non-Voting Stock" shall mean, if there shall be no shares of Non-Voting Common Stock outstanding, shares of Series D Junior Participating Preferred Stock of the Company authorized by the Board of Directors on the date of authorization of the Series C Preferred Stock, and, if there shall be authorized a class of Non-Voting Common Stock of the Company, such class of Non-Voting Common Stock. The Non-Voting Common Stock shall be automatically convertible into shares of Common Stock to the extent that, after such conversion, the holder thereof, together with any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act to which such holder belongs, shall not beneficially own (determined pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, except that such holder and any such group shall be deemed to beneficially own all shares that such holder or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) shares of Common Stock representing the Maximum Percentage of shares of capital stock of the Corporation entitled to vote at all meetings of the stockholders of the Corporation. Each share of the Non-Voting Stock shall be economically equivalent to the Common Stock and shall be entitled to share equally in dividends and distributions paid on the Common Stock, except that dividends or distributions of voting securities on the Common Stock shall entitle the holders of Non-Voting Stock to receive equivalent non-voting securities.

     "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Corporation or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, redeem or refund other Indebtedness or Disqualified Stock of the Corporation or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) or liquidation value of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or liquidation value, plus accrued interest or dividends on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, redeemed or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as the case may be, later than the final maturity date or redemption date, as the case may be, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, redeemed or refunded; and
(iii) such Indebtedness or Disqualified Stock is incurred or issued, as the case may be, either by the Corporation or by the Subsidiary who is the obligor or issuer, as the case may be, on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, redeemed or refunded.

     "Person" shall mean an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

     "Premium Amount" per share of Series C Preferred Stock, as of the date of conversion or redemption of the Series C Preferred Stock or the date of any payments on the Series C Preferred Stock under Section 7 hereof or as of any other date on which it is necessary to determine the number of shares of Common Stock into which a share of Series C Preferred Stock is then convertible, shall mean an amount calculated to provide the holder of a share of Series C Preferred Stock, as of such date, with a gross amount of accretion calculated at the rate of 9% on $372.50 per share of Series C Preferred Stock, compounded quarterly, from the date of conversion or redemption of the Series C Preferred Stock or the date of any payments on the Series C Preferred Stock under Section 7 hereof or the date of any other determination, as the case may be, to and including December 9, 2005. In the event that any Series C Preferred Stock is converted voluntarily by the holder on or before December 31, 2003 pursuant to Section 8 and not (i) in connection with the Corporation's election or obligation to redeem the shares of Series C Preferred Stock under Section 5 (a) or 5(b) or
(ii) in connection with a Change in Control or (iii) in connection with the occurrence of any of the events described in Section 7, then the Premium Amount used in determining the Conversion Value shall be reduced by the percentage of the Premium Amount set forth opposite the relevant period listed below; provided that if such optional conversion occurs at any point within a year commencing January 1, 2000 and ending December 31, 2003, the Premium Amount will be further reduced so that upon application of the conversion formula set forth in Section 8, the number of shares of Common Stock the holder shall be entitled to receive upon such conversion shall be that number of shares which, when added to the number of shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock paid or accrued during such year as dividends with respect to the shares to be converted (without giving effect to any Premium Amount with respect to a conversion of such dividend shares), would equal that number of shares of Common Stock which would have been issuable upon conversion of the shares being converted as of the first day of such year, subject only to anti-dilution adjustments occurring after the beginning of such year.

     Conversion Date                     Reduction to Premium Amount
     ---------------                     ---------------------------

Prior to December 31, 1999                              100.0%

January 1, 2000 through December 31, 2000                85.9%

January 1, 2001 through December 31, 2001                59.0%

January 1, 2002 through December 31, 2002                45.6%

January 1, 2003 through December 31, 2003                23.5%

January 1, 2004 and thereafter                            0.0%

     "Securities Purchase Agreement" shall mean that certain agreement dated as of November 13, 1998, by and among the Corporation and certain purchasers of the Series C Preferred Stock party thereto.

     "Securitization" means any transaction or series of transactions that have been or may be entered into by the Corporation or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to any person, or may grant a security interest in, any receivables or any interests in such receivables (whether such Receivables are then existing or arising in the future) and any assets related thereto including, without limitation, all security interests in any collateral relating thereto, the proceeds of such receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

     "Set Apart for Payment" shall mean the Corporation shall have deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000 in trust for the exclusive benefit of the holders of shares of Series C Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series C Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the Nasdaq Stock Market), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Trading Price" per share of Common Stock on any date shall be the lowest sales price for the Common Stock reported on the Nasdaq Stock Market (or if the Common Stock is not then quoted thereon, then for the principal national securities exchange on which the Common Stock is listed or admitted to trading) or, if the Common Stock is not quoted on the Nasdaq Stock Market and is not listed or admitted to trading on any national securities exchange, in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company and reasonably acceptable to the Requisite Holders.

     "Unsecured Indebtedness" means general unsecured Indebtedness other than
(i) Indebtedness outstanding on the date immediately preceding the Change in Control giving rise to the Change in Control Triggering Event but excluding any Indebtedness incurred in connection with or in contemplation of such Change in Control, and any unsecured Permitted Refinancing Indebtedness which is on terms substantially equivalent to the Indebtedness being refinanced or replaced, the proceeds of which are used to refinance or replace such previously outstanding Indebtedness and (ii) Indebtedness represented by bank deposit accounts at Direct Merchants Credit Card Bank, National Association.

     "Voting Stock" means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     Section 11.  Rank.
                  ----

     The Series C Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution, prior to all classes and series of the Corporation's preferred stock authorized or outstanding on the date of initial issuance of the Series C Preferred Stock and prior to all classes of Common Stock and Non-Voting Stock.

     Section 12.  Article IV, Section 5.
                  ---------------------

     The provisions of Article IV, Section 5 of the Certificate of Incorporation shall not apply to the Series C Preferred Stock.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation of Series C Perpetual Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 25th day of June, 1999.


                                 METRIS COMPANIES INC.



                                 By: /s/ Ronald N. Zebeck
                                    -----------------------------
                                    President

ATTEST:



By: /s/ Z. Jill Barclift
   -----------------------------
   Secretary